Exhibit 99.a                                                         Page 4 of 5


                    RONSON RELEASES PRESIDENT'S REVIEW LETTER
                           FROM ITS 2006 ANNUAL REPORT


Somerset, N.J., June 11, 2007 - Ronson Corporation (NASDAQ Capital Market RONC). Ronson Corporation (the "Company") today released the May 29th letter from its 2006 Annual Report by Louis V. Aronson II, President and C.E.O. The Company's shareholders are expected to receive the Ronson Corporation 2006 Annual Report later this month. The President's Review is as follows:


                                                             May 29, 2007
Dear Shareholder:

In the year 2006, the Company's Earnings from Operations improved to $1,093,000 from $888,000 in the year 2005. The Company's Earnings before Income Taxes was $289,000 compared to a Loss before Income Taxes of $502,000 in the year 2005, an improvement of $791,000. The Company's Net Earnings of $67,000 represented an improvement of $400,000 from a Net Loss of $333,000 in the year 2005.

Ronson Consumer Products Corporation and Ronson Corporation of Canada continue to be profit contributors to the Company. New Ronson consumer products, adhering to our engineering designs and standards, are continuing to be manufactured in China and Taiwan. Launched early in 2006, sales of the Ronson Jet-Lite butane torch lighter are substantial. The Jet-Lite is carried by Wal-Mart in the USA and Canada and it is sold by major drug chains such as CVS, Rite-Aid and many others. The new Ronson products shown in this report are unrelated to smoking but are refillable using our widely-distributed Ronson butane fuel. The new products shown are: Ronson's second generation multi-purpose ignitors - great for indoor and outdoor use and hard to reach places; the Ronson Torchef, a professional quality butane cooking torch; the Ronson Stardust butane candle with no drip, no smoke; and the second generation Tech Torch, Ronson's auto-start Tech Torch, for craft, hobby work and precision soldering. It is quick and easy to use with its new electronic ignition.

As reported in February of last year, the China market was opened by us. Sales to China of Ronsonol fuel and Multi-Fill butane gas were made in April of last year. We now believe a significant portion of the sizable April 2006 sale to China was transshipped back into the USA despite the prohibition and understanding with the Chinese customer that this could not and would not happen. The transshipment back to the USA from China disrupted our USA market and will not recur. Efforts continue to develop growth in China.

The operations of Ronson Aviation, Inc. (RAI) continue to be a major profit contributor to the Company. The 2006 growth of RAI's sales and profits continue. In May 2006, RAI began construction of a new 19,200 sq. ft. hangar/office complex, consisting of 17,500 sq. ft. of hangar space and 1,700 sq. ft. of shop/office space for flight and maintenance crews. RAI's new hangar is scheduled to be completed and ready for occupancy in late June or July 2007. The additional space provided by the new hangar will expand and grow revenues at RAI in three areas: fuel, space rental and maintenance services.

In July 2006, the Company completed a new financing agreement totaling $3,945,000 with CIT Group/Commercial Services, Inc. ("CIT"). The proceeds from the CIT

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financing repaid and replaced the prior loan agreements with Bank of America and
Canadian Imperial Bank of Commerce. The new financing included repayment of the mortgage of about $1,200,000 with Bank of America on the real estate of Ronson Consumer Products Corporation in Woodbridge, NJ. In September 2006, the Company completed new mortgage financing with North Fork Bank on Ronson Consumer
Products Corporation's real estate in Woodbridge, NJ. The new mortgage loan is $2,200,000. The new financing with CIT and North Fork Bank significantly improved the Company's working capital. The new financing provided additional working capital of about $3,000,000. A substantial portion of the additional working capital has been used for the construction of the new RAI hangar and new developments at RCPC.

The Company's Board of Directors on February 1, 2007 declared a 5% stock dividend on the Company's outstanding Common Stock. The 5% stock dividend was issued on April 16, 2007 to stockholders of record March 30, 2007. The 5% stock dividend increased the outstanding common shares of the Company to about 4,815,000 shares.

We are mindful of adverse factors. Litigation that was started over four years ago by a dissident shareholder continues to be most costly, time consuming and a major distraction to management. Another factor is the increased cost of the rising price of oil required for the manufacture of Ronson's Multi-Fill butane gas and Ronsonol fuels.

Our new products, after years of development, are now moving from design and tooling to production and the start of distribution. They will add to the growth and strength of the Ronson brand name. When coupled with the increasing sales and profits at RAI, I believe the second half of this year and next year will reflect their promise.

                                          Sincerely,

                                          /s/ Louis V. Aronson II

                                          Louis V. Aronson II
                                          President and Chief Executive Officer

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300